GPS FUNDS I
AMENDMENT TO THE
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT dated as of June  22, 2017, to the Amended and Restated Custody Agreement, dated as of August 20, 2004, as amended (the “Agreement”), is entered into by and between GPS FUNDS I, a Delaware statutory trust (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit E is hereby superseded and replaced with Amended Exhibit E attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GPS FUNDS I		U.S. BANK, N.A.
By:		By:
Name:	Patrick Young	Name:	Michael L. Ceccato
Title:	Treasurer	Title:	Vice President

Amended Exhibit E to the Amended and Restated Custody Agreement – GPS Funds I

GPS Funds I & GPS Funds II – Custody Services Fee Schedule effective July 1, 2017
Annual custody fee based upon average daily market value per fund in each fund family:

Basis point fees are on average daily market value of all long securities and cash held in the portfolio
[   ]basis points on first [   ]
[   ]basis point on next [   ]
[   ]basis points on balance
Minimum annual fee* - [   ] for the aggregate of the funds (15 funds).

The monthly fee that is charged is the greater of the fee based upon assets or the minimum fee.

* The minimum annual fee of [   ] for each new fund is waived during the first [   ] months of operations.  After the first [   ] months, the following tiered minimum annual fee schedule applies during months [   ] through [   ] of operations:

[   ]of the minimum annual fee in months [   ] ,[   ] & [   ]
[   ] of the minimum annual fee in months [   ], [   ] & [   ]
[   ] of the minimum annual fee in months [   ], [   ] & [   ]
[   ] of the minimum annual fee in month [   ] and [   ]

Plus portfolio transaction fees
▪ [   ]- Book entry DTC transaction, Federal Reserve transaction, principal paydown
▪ [   ]- Repurchase agreement, reverse repurchase agreement, time deposit/CD or non-depository transaction
▪ [   ]- Option/SWAPS/future contract written, exercised or expired
▪ [   ]- Mutual fund trade
▪ [   ]- Physical security transaction
▪ [   ]- Check disbursement (waived if U.S. Bancorp is Administrator)
▪ [   ]- Outbound Fed Wire, Margin Variation Wire

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Chief Compliance Officer Support Fee
$[   ]per trust per year.

Miscellaneous expenses:
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
▪ See Additional Services fee schedule for global servicing.
▪ [   ]per Segregated Custody Account
▪ No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus [    ]% unless a line of credit is in place.
In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

Amended Exhibit E (continued)  to the Amended and Restated Custody Agreement -
GPS Funds I

ADDITIONAL GLOBAL SUB-CUSTODIAL SERVICES (GPS Funds I and GPS Funds II) ANNUAL FEE SCHEDULE effective July 1, 2017
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	[ ]	[ ]	Lebanon	All	[ ]	[ ]
Australia	All	[ ]	[ ]	Lithuania	All	[ ]	[ ]
Austria	All	[ ]	[ ]	Luxembourg	All	[ ]	[ ]
Bahrain	All	[ ]	[ ]	Malaysia	All	[ ]	[ ]
Bangladesh	All	[ ]	[ ]	Mali	All	[ ]	[ ]
Belgium	All	[ ]	[ ]	Malta	All	[ ]	[ ]
Benin	All	[ ]	[ ]	Mauritius	All	[ ]	[ ]
Bermuda	All	[ ]	[ ]	Mexico	All	[ ]	[ ]
Botswana	All	[ ]	[ ]	Morocco	All	[ ]	[ ]
Brazil	All	[ ]	[ ]	Namibia	All	[ ]	[ ]
Bulgaria	All	[ ]	[ ]	Netherlands	All	[ ]	[ ]
Burkina Faso	All	[ ]	[ ]	New Zealand	All	[ ]	[ ]
Canada	All	[ ]	[ ]	Niger	All	[ ]	[ ]
Cayman Islands*	All	[ ]	[ ]	Nigeria	All	[ ]	[ ]
Channel Islands*	All	[ ]	[ ]	Norway	All	[ ]	[ ]
Chile	All	[ ]	[ ]	Oman	All	[ ]	[ ]
China“A” Shares	All	[ ]	[ ]	Pakistan	All	[ ]	[ ]
China“B” Shares	All	[ ]	[ ]	Peru	All	[ ]	[ ]
Columbia	All	[ ]	[ ]	Philippines	All	[ ]	[ ]
Costa Rica	All	[ ]	[ ]	Poland	All	[ ]	[ ]
Croatia	All	[ ]	[ ]	Portugal	All	[ ]	[ ]
Czech Republic	All	[ ]	[ ]	Qatar	All	[ ]	[ ]
Denmark	All	[ ]	[ ]	Romania	All	[ ]	[ ]
Ecuador	All	[ ]	[ ]	Russia	Equities/Bonds	[ ]	[ ]
Egypt	All	[ ]	[ ]	Russia	MINFIN	[ ]	[ ]
Estonia	All	[ ]	[ ]	Senegal	All	[ ]	[ ]
Euromarkets**	All	[ ]	[ ]	Singapore	All	[ ]	[ ]
Finland	All	[ ]	[ ]	Slovak Republic	All	[ ]	[ ]
France	All	[ ]	[ ]	Slovenia	All	[ ]	[ ]
Germany	All	[ ]	[ ]	South Africa	All	[ ]	[ ]
Ghana	All	[ ]	[ ]	South Korea	All	[ ]	[ ]
Greece	All	[ ]	[ ]	Spain	All	[ ]	[ ]
Guinea Bissau	All	[ ]	[ ]	Sri Lanka	All	[ ]	[ ]
Hong Kong	All	[ ]	[ ]	Swaziland	All	[ ]	[ ]
Hungary	All	[ ]	[ ]	Sweden	All	[ ]	[ ]
Iceland	All	[ ]	[ ]	Switzerland	All	[ ]	[ ]
India	All	[ ]	[ ]	Taiwan	All	[ ]	[ ]
Indonesia	All	[ ]	[ ]	Thailand	All	[ ]	[ ]
Ireland	All	[ ]	[ ]	Togo	All	[ ]	[ ]
Israel	All	[ ]	[ ]	Tunisia	All	[ ]	[ ]
Italy	All	[ ]	[ ]	Turkey	All	[ ]	[ ]
Ivory Coast	All	[ ]	[ ]	UAE	All	[ ]	[ ]
Japan	All	[ ]	[ ]	United Kingdom	All	[ ]	[ ]
Jordan	All	[ ]	[ ]	Ukraine	All	[ ]	[ ]
Kazakhstan	All	[ ]	[ ]	Uruguay	All	[ ]	[ ]
Kenya	All	[ ]	[ ]	Venezuela	All	[ ]	[ ]
Latvia	Equities	[ ]	[ ]	Zambia	All	[ ]	[ ]
Latvia	Bonds	[ ]	[ ]	Zimbabwe	All	[ ]	[ ]
Safekeeping and transaction fees are assessed on security and currency transactions.
*Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.
**Tiered by market value: [   ]: [   ], [   ] and [   ]: [   ][   ][   ]
**Euromarkets – Non-Eurobonds:  Surcharges may vary by local market.

Amended Exhibit E (continued) to the Amended and Restated Custody Agreement –
GPS Funds I

Annual Base Fee: [   ] per portfolio
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses
▪	Tax reclaims that have been outstanding for more than [ ] ([ ]) months with the client will be charged $[ ] per claim.
▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.